UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2006
ORIENTAL FINANCIAL GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	001-12647	66-0538893

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Professional Offices Park 998 San Roberto Street San Juan, Puerto Rico	00926

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (787) 771-6800

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On March 28, 2006, the Audit Committee of the Board of Directors of Oriental Financial Group Inc. (the “Company”) concluded that certain mortgage-related transactions previously recorded as purchases of residential mortgage loans secured by first lien mortgages will be reclassified as commercial loans secured by such first lien mortgages. The Audit Committee also concluded that certain employee stock option awards will be accounted for as variable awards as opposed to fixed awards, which will result in non-cash adjustments to previously reported stockholders’ equity, net income and earnings per share for periods through September 30, 2005. In light of this, the Company has decided to restate its financial statements as of June 30, 2005 and 2004, and for each of the three years in the period ended June 30, 2005, and to restate the financial information at and for each of the five years in the period ended June 30, 2005, and to include such restated financial statements and financial information in its report on Form 10-K for the six-month transition period ended December 31, 2005, which will also include restated selected quarterly financial information as of and for the quarter ended September 30, 2005.
      The Audit Committee further concluded that (i) the previously filed annual consolidated financial statements of the Company as of June 30, 2005 and 2004, and for each of the three years in the period ended June 30, 2005, included in the Company’s annual report on Form 10-K for the year ended June 30, 2005, (ii) the related reports of its independent registered public accountants on such annual financial statements, and (iii) the interim consolidated financial statements for the quarter ended September 30, 2005, should not be relied upon.
     The Company’s senior management has discussed with the Audit Committee, with KPMG LLP (the Company’s independent registered public accounting firm), and with Deloitte & Touche LLP (the Company’s former independent registered public accounting firm), the matters disclosed in this current report on Form 8-K. A copy of the Company’s press release is attached hereto.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description of Document
99	Press Release
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIENTAL FINANCIAL GROUP INC.
Date: March 31, 2006	By:	/s/ José Rafael Fernández
José Rafael Fernández
President and CEO